Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of this November 5, 2004, by and between MENTOR GRAPHICS CORPORATION, an Oregon corporation, whose address is 8005 SW Boeckman Road, Wilsonville, Oregon 97070 (“Seller”), and FLIR SYSTEMS, INC., an Oregon corporation, whose address is 16505 SW 72nd Avenue, Portland, Oregon 97224 (“Buyer”).

For valuable consideration, including the covenants, terms and conditions set forth below, Seller and Buyer have agreed as follows:

1. Sale and Purchase of Property. Seller agrees to sell to Buyer, and Buyer agrees to buy, the real property located at 27700 SW Parkway Avenue, in the City of Wilsonville, County of Clackamas, State of Oregon, and more particularly described on Exhibit “A” attached hereto, including any and all improvements located thereon, all easements, and all other rights of every nature appurtenant to such real property owned by Seller (collectively, the “Property”).

2. Price; Earnest Money; Payment. The purchase price for the Property and the Personal Property shall be the sum of Ten Million Two Hundred Fifty Thousand and No/100 Dollars ($10,250,000.00) (the “Purchase Price”). Upon full execution of this Agreement, Buyer shall deposit the fully executed Agreement and the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) as earnest money with the Title Company designated in Section 4 below (the “Earnest Money”). The date of such deposit shall be the “Effective Date.” After the Approval Date, as hereafter defined, the Title Company shall hold the cash non-refundable earnest money until Closing. The balance of the Purchase Price shall be paid in cash at Closing (as defined in Section 5.1 below).

3. Buyer’s Inspection and Approval Rights. Within ten (10) days after the Effective Date, Seller shall provide Buyer with copies of the materials listed on Exhibit “B”, collectively the “Documents”). Buyer shall have until December 15, 2004 (the “Approval Date”) to (i) review the Documents; (ii) review all governmental restrictions applicable to the Property (including zoning restrictions); (iii) at reasonable times after reasonable prior written notice to Seller (and after prior notice to the tenant of the Property if required by the tenant’s Lease), inspect the structural, roof, mechanical and electrical components of the Property and have a qualified environmental consultant inspect the Property and report as to the condition thereof; (iv) obtain financing in amounts and terms which are satisfactory to Buyer; and (v) determine that the Property is otherwise satisfactory to Buyer. Buyer hereby indemnifies, protects, holds harmless and defends Seller from all liens, costs, judgments, damages and expenses, including reasonable attorneys’ fees and experts’ fees, arising from or relating to Buyer’s entry and inspection of the Property. The time between the Effective Date and the Approval Date shall be referred to herein as the “Approval Period.” Entry and inspection of the Property by Buyer, employees, contractors, agents and persons whom Buyer has otherwise authorized to enter and/or inspect the Property shall be deemed entry and inspection of the Property by Buyer for purposes of this Section 3. This agreement to indemnify, hold harmless and defend Seller shall survive Closing or any termination of this Agreement. Buyer shall obtain, or cause its consultants or agents who enter upon and inspect the Property to obtain, public liability insurance policies with an insurer and in an amount reasonably satisfactory to Seller insuring against claims arising from or relating to Buyer’s entry and inspection of the Property. Buyer shall deliver to Seller insurance certificates (on ACORD Form 25) naming Seller as an additional insured and reflecting the coverage required in this Section 3. Buyer shall conduct all its required Property inspections in a manner that is not disruptive to the tenants or the operation of the Property.

During the Approval Period, Seller shall make all of its records pertaining to the ownership and operation of the Property reasonably available to Buyer for its review and inspection. If Buyer is not satisfied, in its sole discretion, with the results of its inspections and determinations, Buyer may terminate this Agreement by written notice to Seller given at any time on or before the Approval Date, and in such event the Earnest Money shall then be returned to Buyer and neither party shall have any further obligation to the other, except as may be otherwise expressly provided hereunder. If Buyer fails to give such notice of termination, all of the conditions set forth in this Section 3 shall be deemed to have been waived by Buyer. Copies of any reports commissioned by Buyer shall be delivered to Seller.

4. Preliminary Title Report. Within ten (10) days after full execution of this Agreement, Seller shall furnish to Buyer at Seller’s expense a preliminary title report issued by Chicago Title Insurance Company with an address of 888 SW Fifth Avenue, Suite 930, Portland, Oregon 97204 (the “Title Company”) showing the condition of title to the Property (the “Title Report”). The Title Report shall include copies of all title exceptions. Buyer shall have ten (10) days from its receipt of the Title Report to review the Title Report and ten (10) days from receipt of the partition plat to review the partition plat and in each case send Seller written notice rejecting any items reflected in the Title Report or on the partition plat, as the case may be. If Buyer rejects any item, Seller shall have five (5) days thereafter to determine whether it is willing and able to remove the exceptions, and to deliver to Buyer an amended Title Report or other satisfactory written evidence of the removal of such exception from the Title Report or agree to have any item on the partition plat removed. Those exceptions approved by Buyer and all Leases in respect to which Estoppel Certificates consistent with Section 5.2 have been issued are hereinafter referred to as the “Permitted Exceptions.” If Seller fails within that period to remove or agree to remove any exception to which Buyer has objected, Buyer may terminate this Agreement by written notice to Seller, and the Earnest Money shall then be returned to Buyer. Notwithstanding the foregoing, Seller shall be obligated to satisfy, on or before the Closing Date (as defined in Section 5.1 below), any exception created, or suffered to be created by Seller that is security for payment of a sum of money (including mortgages, trust deeds, contractor’s liens and judgment liens).

5. Closing.

5.1 Time and Place of Closing. The Closing of the transaction provided for in this Agreement shall take place in escrow at the Title Company’s office in Portland, Oregon on or before January 3, 2005 (the “Closing” or “Closing Date”).

5.2 Seller’s Documents. The Property shall be conveyed at Closing by special warranty deed (the “Deed”), free and clear of all liens, encumbrances, restrictions and reservations other than the Permitted Exceptions. In addition, Seller shall deliver to Buyer at Closing (i) assignment of lease(s) assigning to Buyer all of Seller’s rights, title and interest in the

Leases, (ii) estoppel certificates in the form attached hereto duly executed by the tenants confirming that the Leases are in full force and effect and there exist no events of default thereunder, (iii) a warranty bill of sale conveying the personal property described on Exhibit “C” attached hereto (the “Personal Property”), and (iv) a certification that Seller is not a “foreign person” under the Internal Revenue Code.

5.3 Conditions of Closing. In addition to the conditions to Closing described above, the obligations of Buyer hereunder shall be subject to the fulfillment of the following conditions on or prior to the Closing Date, each of which shall be continuous conditions until Closing unless waived by Buyer:

a.	The representations and warranties of Seller contained in Section 11 shall be true and correct as of the Closing Date.

b.	There shall be no material change in the physical condition of the Property.

c.	Seller shall have delivered the estoppel certificate to Buyer.

d.	Seller and Buyer to agree on partition boundaries and necessary easements during the Approval Period and prior to partition with the City.

e.	Seller’s ability to obtain approval from the City of Wilsonville to partition the Property and record a partition plat so that the Property constitutes a legal parcel under applicable land use laws and regulations. If approval from the City of Wilsonville is not obtained by January 3, 2005, either Seller or Buyer may extend the Closing Date by up to sixty (60) days by written notice to Buyer prior to 5:00 P.M. PST, January 3, 2005.

If the conditions set forth in this Section 5.3 have not been met or waived in writing by Buyer at or before the Closing Date, the Earnest Money shall then be returned to Buyer and neither party shall have any further obligation to the other, except as may be otherwise expressly provided hereunder.

6. Title Policy. At Closing, Seller shall furnish to Buyer, at Seller’s Expense, an ALTA standard coverage owner’s policy of title insurance, in the full amount of the Purchase Price, less any amounts allocated to non-fixture personal property (the “Title Policy”). The Title Policy shall contain only the usual preprinted exceptions and the Permitted Exceptions. Buyer shall be responsible for the costs of any endorsements to the Title Policy required by Buyer.

7. Expenses. Buyer and Seller shall each pay one-half of the escrow fee, and any transfer, excise or documentary stamp taxes. Seller shall pay the cost of recording the Deed and the cost of the Title Policy required to be delivered by Seller. Buyer shall pay the cost of recording any financing instruments. Each party shall bear its own attorney fees, if any.

8. Possession. Buyer shall be entitled to exclusive possession of the Property immediately upon Closing, subject to tenancies existing on the Closing Date.

9. Prorations. All real property taxes, insurance, rents and other usual items shall be prorated as of the Closing Date. Prior to Closing, Buyer and Seller shall prepare and agree on a closing statement which will list all prorations provided for under this Section.

10. Maintenance Prior to Closing. Seller shall maintain the Property in the same condition and repair as exists prior to the Effective Date. After the Approval Date, Seller shall not, without the prior written consent of Buyer, make any change or modification in any zoning, use or any similar right with respect to the Property or create any new lease, restriction, encumbrance, lien or assessment thereon, or terminate or modify any existing Leases.

11. Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:

11.1 Authority. Seller is a corporation authorized to do business in Oregon. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto, and have taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto.

11.2 Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Seller pursuant hereto have been, or on the Closing Date will have been, executed by Seller or on behalf of Seller, and when so executed, are and shall be legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

11.3 No Conflict. To Seller’s knowledge, the execution and delivery of, and consummation of the transactions contemplated by this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any of the agreements or instruments to which Seller is now party or by which it is bound, or to Seller’s knowledge, any order, rule or regulation of any court or other governmental agency or official.

11.4 No Governmental Notice. Seller has received no written notice from any governmental agency of any violation of any statute, law, ordinance, rule or regulation with respect to the Property.

11.5 No Litigation. To Seller’s knowledge, there is no pending or threatened litigation, condemnation proceeding, arbitration, administrative proceeding, annexation proceeding or claims by third parties affecting the Property, and to Seller’s knowledge, there are no governmental assessments not disclosed herein or not disclosed in the Title Report or any agreements to convey any portion of the Property, or any rights thereto, to any party other than Buyer, including, without limitation, any government or governmental agency.

11.6 Non-Foreign Status. Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code. At Closing, Seller will execute and deliver a certification of non-foreign status on a form required by the Internal Revenue Service.

11.7 Hazardous Substances. To Seller’s knowledge, Seller has not received written notice from any governmental agency that the Property or the building is in violation of any state or federal law or regulation regarding Hazardous Substances. Except as disclosed in the environmental reports listed on Exhibit “B” and any other environmental reports referred to therein, Seller has no knowledge of the presence of substances on the Property or in the building which Seller has knowledge are classified as Hazardous Substances under state or federal laws and regulations. Many materials contain asbestos and Seller has made no investigation as to whether any materials of which the building is constructed may contain asbestos.

All of the representations, warranties and covenants of the Seller contained in this Agreement (i) shall be true and correct as of the date of this Agreement and as of the Closing Date, and (ii) such representations and warranties and covenants shall not be merged into those documents delivered by Seller at Closing.

12. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:

12.1 Due Authorization. Buyer is a corporation authorized to do business in Oregon. Buyer and Buyer’s assignees have full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Buyer pursuant hereto, and have taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Buyer pursuant hereto on behalf of Buyer are and shall be duly authorized to sign the same on Buyer’s behalf and to bind Buyer thereto.

12.2 Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Buyer pursuant hereto have been, or on the Closing Date will have been, executed by Buyer or on behalf of Buyer, and when so executed, are and shall be legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

12.3 No Conflict. To Buyer’s knowledge, the execution and delivery of, and consummation of the transactions contemplated by this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any of the agreements or instruments to which Buyer is now party or by which it is bound, or to Buyer’s knowledge, any order, rule or regulation of any court or other governmental agency or official.

12.4 Operation of Property. Buyer shall own and operate the Property after Closing in compliance with all applicable laws and regulations.

13. AS-IS. Except as is otherwise provided in this Agreement, the sale of the Property and the Personal Property as provided for herein is made on a strictly “AS-IS” “WHERE-IS” basis as of the Closing Date. Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, ANY IMPROVEMENTS LOCATED THEREON OR ANY SOIL CONDITIONS RELATED THERETO.

14. Destruction, Loss or Diminution of Property. If, prior to Closing, all or any portion of the Property is damaged by fire or other natural casualty (collectively “Damage”), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then:

a.	If the aggregate cost of repair or replacement or the value of the Eminent Domain (collectively, “Repair and/or Replacement”) is One Hundred Thousand Dollars ($100,000) or less, in the opinion of Buyer’s and Seller’s respective engineering consultants, Buyer shall close and take the Property as diminished by such events with an assignment by Seller of any casualty insurance proceeds (together with a credit from Seller to Buyer of the full amount of any deductible not paid directly by Seller) or condemnation proceeds and the payment by Seller to Buyer of any applicable deductible amounts.

b.	If the aggregate cost of Repair and/or Replacement is greater than One Hundred Thousand Dollars ($100,000), in the opinion of Buyer’s and Seller’s respective engineering consultants, then Buyer, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller and receive an immediate return of the Earnest Money, together with all interest earned thereon, and neither party shall have any further liability to the other hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to close and take the Property as diminished by such events, together with an assignment of the proceeds of Seller’s casualty insurance (together with a credit from Seller to Buyer of the full amount of any deductible not paid directly by Seller) for all Damage (or condemnation awards for any Eminent Domain) and the payment by Seller to Buyer of any applicable deductible amounts.

c.	In the event of a dispute between Seller and Buyer with respect to the cost of Repair and/or Replacement with respect to the matters set forth in this Section 14, an engineer designated by Seller and an engineer designated by Buyer shall select an independent engineer licensed to practice in the jurisdiction where the Property is located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Buyer and Seller.

15. Defaults Remedies. If the conditions, if any, to Buyer’s obligation to close this transaction are satisfied or waived by Buyer and Buyer nonetheless fails, through no fault of the Seller, to close the purchase of the Property on or before the Closing Date, Buyer shall forfeit the Earnest Money to Seller as liquidated damages as Seller’s sole remedy, and this Agreement shall thereupon be null and void. If Seller fails to close the sale of the Property on or before the Closing Date, through no fault of Buyer, Buyer may elect to either (a) terminate the Agreement and the Earnest Money shall be returned to Buyer, or (b) seek specific performance. BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT (1) THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO A DEFAULT OF BUYER UNDER THIS AGREEMENT; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF BUYER UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (3) BUYER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE EARNEST MONEY IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF BUYER UNDER THIS AGREEMENT; AND (4) THE AMOUNT OF THE EARNEST MONEY SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES.

16. Time of the Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT AND EACH PROVISION HEREOF. If any date for performance or delivery should be on a Saturday, Sunday or legal holiday in Oregon, compliance shall be deemed acceptable on the next business day.

17. Assignment. Buyer shall not have the right to assign its right to purchase the Property under this Agreement without Seller’s prior written consent, which may be withheld in Seller’s unfettered discretion.

18. Attorney Fees. In the event of any action to enforce or interpret this Agreement, or for any reason on account of any breach of this Agreement, the prevailing party in such action shall be entitled to recover from the other party its costs, disbursements and reasonable attorney fees as determined to any the court in such action and in any appeal therefrom.

19. Notice. All notices and communications in connection with this Agreement shall be given in writing and shall be transmitted by facsimile (with receipt to follow by first class mail), by reputable overnight courier, to the appropriate party at its address set forth at the outset of this Agreement. Any notice so transmitted shall be deemed effective on the date of delivery of a facsimile or the day following deposit by overnight courier. Either party may, by written notice, designate a different address for purposes of this Agreement.

20. Further Acts. The parties agree to execute and deliver such additional documents, and perform such additional acts, as may be reasonably required to carry out the transaction provided for in this Agreement.

21. Broker. At the close of escrow, Seller shall pay from funds accruing to Seller through escrow a brokerage commission owed to the brokerage firm of CRESA Partners (“Broker”) pursuant to a separate brokerage agreement. Buyer and Seller represent to each other that no other broker or finder has been engaged by Seller or Buyer in connection with any of the transactions contemplated by this Agreement. Buyer and Seller each hereby indemnify, protect and defend and hold the other harmless from and against all losses, claims, costs, expenses and damages (including, without limitation, reasonable attorney’s fees) resulting from the claims of any broker, finder or other such party, other than Broker, claiming by, through or under the acts or agreements of the indemnifying party. The obligations pursuant to this Section 21 shall survive any termination of this Agreement.

22. Knowledge. Whenever the term knowledge of Seller is used in this Agreement, it shall mean within the present conscious awareness of Larry Gardner without any duty to investigate or review his files or any files of Seller.

23. IRC Section 1031 Exchange. Either party may wish to complete an IRC Section 1031 Exchange in respect to the Property. The parties shall cooperate in such exchange and shall execute all documents reasonably required by the other or its accommodator to effect such exchange. All expenses of drafting exchange documents and other expenses incident to the exchange shall be paid by the party completing the exchange; provided, however, neither shall charge the other for execution or review of the exchange documents.

24. Confidentiality. Each party agrees to maintain in confidence, the information contained in this Agreement or pertaining to the sale contemplated hereby and the information and data furnished or made available by Seller to Buyer, its agents and representatives in connection with Buyer’s investigation of the Property and the transactions contemplated by the Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (a) to such party’s accountants, attorneys, prospective lenders, investment bankers, underwriters, ratings agencies, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively, “Representatives”) to the extent that such Representatives reasonably need to know such information and data in order to assist, and perform services on behalf of, Seller or Buyer; (b) to the extent required by any applicable statute, law, regulation or governmental authority; and (c) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement.

25. Existing Lease. A portion of the Property is currently leased to In Focus. This lease expires on December 31, 2004. Seller is currently negotiating with In Focus to renew the lease. Until this Agreement is closed or terminated, Buyer shall have the right and authority to negotiate with In Focus for renewal of the lease. Buyer shall keep Seller informed of the proposed terms of the lease renewal with In Focus. Prior to Closing and prior to executing such lease renewal, Buyer shall give Seller ten (10) days to review the lease proposal and approve the terms. If Seller does not approve the lease renewal, Buyer may terminate this Agreement and the earnest money shall be refunded to Buyer, or Buyer may elect to continue to negotiate a lease acceptable to Seller. Seller may not unreasonably withhold its approval to any lease renewal with In Focus.

26. Buyer’s Release of Seller. Except with respect to breach of the representations of Seller in Section 11, Buyer hereby expressly waives, releases and relinquishes any and all claims, causes of action, rights and remedies Buyer may now or hereafter have against Seller or its Representatives, whether known or unknown, with respect to any past, present or future presence or existence of hazardous materials on, under or about the Property, and with respect to any past, present or future violations of any rules, regulations or laws, now or hereafter enacted, regulating or governing the use, handling, storage, release or disposal of hazardous materials. The release by Buyer contained herein shall survive the Close of Escrow and the recordation of the Deed and shall not be deemed merged into the Deed upon its recordation.

27. Right of First Refusal. At or before the Closing Date, Buyer shall execute an instrument in recordable form granting the right of first refusal in the Seller to repurchase the Property from the Buyer in the event the Buyer ever decides to sell the Property to an unrelated third party. The right of first refusal provisions, among other things, will provide for sixty (60) days’ notice to Seller of Buyer’s intent to sell the Property. Such notice shall include a form of Purchase and Sale Agreement. Seller shall have the right during this sixty (60) day period to accept the terms and provisions of the Purchase and Sale Agreement. In the event Seller does not do so, Buyer shall be permitted to sell the property on the terms and provisions set forth in the Purchase and Sale Agreement for the next 180 days without reoffering to the Seller. In the event any offer is made on material terms different than as set forth in the Purchaser and Sale Agreement, Buyer shall reoffer the Property to the Seller at the new terms and the same process shall be followed with respect to that offer as for the original offer.

28. Easements/Abandoning Communication Conduits. Agreements which grant the easements described in Sections 28.1 and 28.2 shall be negotiated during the Approval Period. If, during the Approval Period, agreement is not reached to Buyer’s satisfaction, Buyer may terminate this Agreement.

28.1 Storm Water. At Closing, Seller and Buyer shall execute a storm water easement granting Buyer the right to transmit storm water collecting on the Property across storm sewer lines presently located on the Property and extending on to other real property owned by Seller, draining into a storm water collection pond on such other real property. This easement agreement shall obligate Buyer to exercise due care in the operation of such storm drainage system and indemnify, defend and hold Seller harmless from damage to Seller’s real property, its drainage system and pond and from any claims, demands, suits or actions arising from Buyer’s use of the drainage system, including, without limitation, any environmental contamination of any property from hazardous materials emanated or released on the Property.

28.2 Roadway Access Easements. Driveways over Seller’s other real property provides access to certain portions of the Property. During the Approval Period, the parties shall negotiate any access easements which are deemed by them to be reasonably necessary, and such easements shall be executed at Closing.

28.3 Communication Conduits. There are currently several communication conduits between the building on the Property and the buildings on other real property owned by Seller. Seller shall pull wiring from the conduits, and the outlet at the building on the Property and the outlet on other buildings owned by Seller shall be plugged.

29. Entire Agreement. This written Agreement sets forth the entire understanding of the parties with respect to the purchase and sale of the Property. This Agreement supersedes any and all prior negotiations, discussions, agreements and understandings between the parties. This Agreement may not be modified or amended except by a written agreement executed by both parties.

30. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

31. Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

32. No Recording. Neither this Agreement nor any memorandum thereof shall be recorded and the act of recording by Buyer shall be deemed a default by Buyer hereunder.

33. Counterparts. This Agreement may be executed in multiple counterparts and shall be valid and binding with the same force and effect as if all parties had executed the same Agreement.

34. Construction of Agreement. In construing this Agreement, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Agreement. Whenever required by the context, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it. All Exhibits attached hereto are incorporated in this Agreement by reference thereto.

35. No Oral Modification or Waiver. This Agreement may not be changed or amended orally, but only by an agreement in writing. No waiver shall be effective hereunder unless given in writing, and waiver shall not be inferred from any conduct of either party.

36. Survival. The provisions of Sections 11, 12, 13, 18, 20, 21, 22, 24, 26 and 27 shall survive the Closing.

37. Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the permitted successors and assigns of the parties to it.

THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS, WHICH, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND WHICH LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES AS DEFINED IN ORS 30.930 IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES AND EXISTENCE OF FIRE PROTECTION FOR STRUCTURES.

SELLER	MENTOR GRAPHICS CORPORATION,
an Oregon corporation,

	By:	/s/ Larry A. Gardner
	Name:	Larry A. Gardner
	Title:	Director of Worldwide Facilities

BUYER	FLIR SYSTEMS, INC.,
an Oregon corporation

	By:	/s/ William Sundermeier
	Name:	William Sundermeier
	Title:	President, Imaging Systems

EXHIBIT “A”

Real Property Description

[To be attached]

EXHIBIT “A”

EXHIBIT “B”

Review Documents

•	Kelly/Strazer geotechnical (including hazardous waste) investigation of the entire site dated September 19, 1988

•	Groundwater sampling and analysis report from CH2M Hill dated April 14, 1994

•	Stream baseline study by CH2M Hill dated March 1993

•	Groundwater baseline study by CH2M Hill dated March 1993

•	Motif Interior baseline study by CH2M Hill dated March 1993

•	Groundwater Investigation study by CH2M Hill dated October 1993

•	Results of groundwater sampling and water level measurement from CH2M Hill dated January 6, 1995

•	Groundwater and sampling report by CH2M Hill dated May 2, 1996

•	Partial operating costs for the last 3 years (nearly all expenses are paid by In Focus)

•	Tax statements for the last 3 years

•	Complete set of construction drawings (not as-builts)

•	Grounds service contract for the entire site (Forest Building is not broken out)

•	Occupancy permits (several)

•	Building permits (several)

•	Any recorded easement benefiting or burdening the Property

•	All HVAC and other service contracts in respect to the Property to which Seller is a party

•	A vendor list of material and service providers in respect to operation of the Property by Seller

•	An ALTA Survey of the Property covering current Property lines or those anticipated after the partition

EXHIBIT “B”

EXHIBIT “C”

Personal Property

Aproximate quantities

The following is confirmation of inventory in Bldg. F:

34	Desks
1	Secretary return desk
66	conference chairs
30	desk chairs
10	conference tables
680	partitions
168	hanging files
100	warehouse racks

EXHIBIT “C”